WidePoint Corporation
Second Quarter Conference Call
August 9th, 2007

Operator:   Ladies and gentlemen, thank you for standing by. Welcome to the WidePoint Corporation second quarter conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star key followed by the zero and an operator will assist you.

        I would now like to turn the conference over to our host, Mr. Cale Smith from Hawk Associates. Please go ahead, sir.

Cale Smith:   Thanks, Chad. Good afternoon, this is Cale Smith. Welcome to the WidePoint second quarter 2007 conference call. On the phone today are Steve Komar, CEO of WidePoint; Jim McCubbin, the company’s Chief Financial Officer and Dan Turissini, WidePoint’s Chief Technology Officer and CEO of subsidiary ORC. I’d like to begin by reading the company’s Safe Harbor Statement and then we will hear from Steve, Jim and Dan before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to those details in the company’s periodic filings with the Securities and Exchange Commission.

        Now here is Steve with his opening remarks.

Steve Komar:   Thank you Cale, appreciate the introduction. Good afternoon to everyone on the call. I’m Steve Komar and as Chairman and CEO of WidePoint I’d like to welcome you all to the company’s second quarter 2007 investor call. Thank you, as always, for your proactive and continuing interest in WidePoint.

        I’d like to begin with a few overview comments which would be consistent with our recent SEC regulatory filings and a press release, both of which were issued earlier today, and I’d like to mention a few of the highlights that we feel that we’ve experienced in the second quarter.

        First, by far, is our PKI and PKI managed service revenue growth. For the three months ended June 30th, 2007, we experienced $1.2 million worth of revenues from that particular product and services sector, compared to the year ago period of $0.2 million, or in essence something in excess of 475% percentage growth on a year-to-year basis.

        Secondly, we’ve experienced greatly improved gross profit margins during the second quarter of 2007 versus the prior year. And this pretty obviously is associated with both the PKI managed services growth and the dropping off of some lesser or lower margin businesses in the 2006 reference period. In essence, our gross profit margins doubled from 17% last year to 33% in the second quarter of ‘07.

        On the other hand, our Consulting Services sector was not able to keep up the revenue pace and in fact, had lower revenues in the second quarter than in the prior year period. This was due primarily to a $1.5 million non-recurring software sale that we recorded in the second quarter of ‘06. The absence of that revenue stream in 2007, plus some challenges that we’re having in terms of recruiting staff for some new contract opportunities we have, have resulted in fact in lower second quarter ‘07 new revenue for that sector.

        Again to highlight, we achieved a net income breakeven in the second quarter of 2007, versus a $375,000 loss in the prior 90 days in the first quarter of 2007. We experienced improved cash flows. Our net working capital is now in excess of $3.5 million and the great majority of that is in cash and cash equivalents.

        Moving right along — well, I think in addition to the second quarter’s results, which is of course the purpose of this call and this meeting, I think there are some fairly or equally important matters to consider. I mean, as we exit the second quarter of 2007 we clearly see the trend that we see at the end of the second quarter continuing through the second half of 2007 and beyond. We’re observing increased activity levels in both the commercial and government security markets, and we do expect our PKI and managed services revenue growth trends to continue. We expect to see growth, but more modest growth, from our consulting services for the next six months.

        Some of you may recall that at the beginning of the year at an investor call we advised you of some expected weaknesses during the first half of 2007. In effect we experienced that in the first quarter and have begun to see a recovery from that in the second quarter of 2007. We are now fairly heartened by what we see going forward.

        What this means to us, summarizing, is that we envision meaningful improvements in revenue and earnings performance during the second half of 2007 and in 2008. We expect to achieve this through a combination of focused organic growth on our existing base businesses; and second, by further strengthening our business development activities and organization. And as always, we will continue our exploration for strategic fit acquisition opportunities to accelerate both our position in the market place and our growth as an enterprise.

        In addition there were a number of other highlights during the second quarter, but I’m going to let Dan and Jim discuss these in their respective comments. With that I’ll say thank you and I will pass the microphone to Dan. Dan, if you would.

Dan Turissini:   Thank you, Steve. From the ORC point of view, we had a strong second quarter. It was marked with increased strategic agreements, increased revenue in our managed PKI related service, and an increased activity in federal and commercial request for proposals. We’ve specifically strengthened our relationships with Northrop Grumman, Lockheed Martin and the Federation for Identity and Cross-Credentialing Systems, which has opened large opportunities in both commercial and first-responder markets, representing two large pools of people to be credentialed with both ECA and ACES certificates.

        Specifically, our introduction of combining the physical credential with the ECA certificate at the recent FIXs West Coast conference, which will provide cross-credentialing and combined physical and logical access to DOD resources, was very well received.

        We have also seen an increased vigilance towards the enforcement of identity assurance mandates within the DOD. This has included the establishment of a new identity assurance directorate at the OSD level, as well as a broadening of the requirements for contractors to use these credentials to get into things such as the requirements for contractor performance requirements. We have seen an up-tick in our credential orders, much to do with these performance assessment reporting requirements as well as our increase in now providing certificates to non-US citizens abroad who work for these various DOD contractors.

        We’re also preparing our GSA E-authentication, managed validation and translation service to support the broad PIV deployment and become a government enterprise validation service that will enable cross-credentialing in government to government and business to government transactions across PIV, ECA, and ACES communities. And we’re seeing a lot of activity on the application side to prepare for this PIV deployment within the Federal Government.

        Within the — specifically within the shared service provider PIV Managed service environment, we are very encouraged with the recent resurgence of RFP activity and are currently pursuing approximately six opportunities, both as a prime and in a sub role.

        Finally, as announced in our recent press release, we are extremely confident that the deployment of our United Space Alliance PIVotal ID Smart ID badge solution will be a replicable model, one that will enable industry to leverage these specs, such as FIPS-201 to comply with Federal acquisition requirements, HIPAA, Sarbanes Oxley, and establish strong identity assurance systems that are necessary to meet both these external requirements and their internal information assurance needs. We believe these accomplishments over the last quarter have confirmed our expectations of a strong second half of ‘07 and going forward into ‘08.

        That’s all I’ve got, Steve. Thank you.

Steve Komar:   Thank you, Dan. Now I'll pass across to Jim for your comments.

Jim McCubbin:   Hello everyone. Jim McCubbin here, Chief Financial Officer of WidePoint Corporation. Well, the second quarter of 2007 was again a very productive quarter for us at WidePoint as both Steve and Dan have just pointed out. We were awarded several contracts and renewals, continued in our joint effort in expanding into new service areas, associated with several additional pools of people that continue to need to be credentialed in the future and continue to expand our internal infrastructure — of which right now we’re working on a ATO for our ACES certificates, so we’ll be allowed to issue them under the federal mandates and be approved to do so for the next three years.

        That's very important for us as well as we differentiate ourselves from our competitors and stay in front of the pack as we’ve always said that we would attempt to do, and we have continued to do. We believe all these positive events continue to prime the pump for what we believe will be our future financial success for the company as we look toward the second half of 2007 and 2008.

        On the financial front, we experienced continued sporadic growth within our PKI segment along with some contractions within the consulting segment as we witnessed a bump this time last year associated with the material software resale, along with some contraction as a result of some hiring issues we faced in filling a number of open positions that we have. These are just choppy events that on a quarter-to-quarter basis tend to smooth out, but we did experience the contraction on the consulting side that was more than offset, if you factor in the PKI growth, and especially given the fact if you back out that one-time software resale, which was approximately $1.5 million.

        So given the marketplace that we’ve been working in, you see choppiness given both seasonality and contract delays and awards that, at times, are beyond our control as we work within a team environment.

        Moving on, given these events, what I would like to do is say our total revenues decreased by approximately $1.4 million from $7.5 million for the six months ended June 30th, 2006, to $6.1 million for the six months ended June 30th, 2007, again predominately due to that $1.5 million software resale that happened last year, as well as some continued softness in the segment of consulting that we’re focused on — more than offset by the growth in our PKI business where we have continued to focus on.

        So WidePoint’s total revenue as a result of this decreased by approximately $1.5 million from $4.8 million for the three months ended June 30th, 2006, to $3.3 million for the three months ended June 30th, 2007. Again, the material cause in this reduction in revenue during the three and six months periods were the non-recurrence of the one-time software resale and some softness within filling some positions, more than offset by the growth in our PKI managed service segments.

        And expanding on PKI — our PKI credentialing and managed services segment experienced revenue growth of approximately 252%, with revenues increasing approximately $1.1 million from approximately $424,000 for the six months ended June 30th, 2006, to approximately $1.5 million for the six months ended June 30th, 2007, all as a result of the continuing adoption of several governments various mandates to rollout our credential programs to various agencies and contractors.

        For the three months ended June 30th, 2007, our PKI credentialing and managed services segment experienced revenue growth of approximately 488%, with revenues increasing approximately $1 million from approximately $200,000 for the quarter ended June 30th, 2006 last year. So with that, we’re very pleased to see that growth to $1.186 million for the quarter ended June 30th, 2007. We do anticipate the credential sales and managed services sales should continue to increase in the medium to long-term horizons as we continue to fulfill contract wins and we witness the further adoption of the ECA program by the DOD, the HSPD-12 program. It finally starts to rollout as well as various other groups on pilot programs come on line associated with the various other federal government mandates.

        Looking at this and moving into cost of sales, we witnessed a decrease in our costs primarily attributable to strength in our PKI segment, driven by new client award and expansion of past client requirements. We were very pleased to see this growth segment — as the revenue starts coming on line — how strongly the margins improve and grow; in which case, going from approximately $100,000 loss on $200,000 in revenue in the prior period quarter, to a jump over $300,000 in profitability as it grew to over $1 million. As those numbers increase within that segment, we like the business model and managed service model and how it drives free cash flows ultimately to this business model.

        So with that, I’d like to move on to SG&A and do a quick review of SG&A. We also witnessed a slight increase, primarily attributable to higher bid and proposal costs and some recurring, non-recurring legal expenses associated with some contract document review costs. We believe that the increase in the investment in bid and proposal cost represents money well spent, given the potential opportunity that we’re starting to see bear fruit. We’ve had a very stagnant period when things stalled in the first quarter of ‘07, and as we took the time in hand to start looking at other pools of people and expanding into it in the first quarter, we realized some benefit from that change. In fact, in the second quarter and with this investment that we’ve made just in SG&A, we’re seeing it bear fruit, and in this case, in the second quarter in June, and hopefully moving forward into the third and fourth quarters and ‘08.

        The remaining other costs within depreciation and interest expense, net, really didn’t change that much and as a result of all these things, we only realized a loss of a little less than $1,000 for the period ended June 30th, 2007, compared to approximately $230,000 in loss in the prior quarter, which again, we’re very pleased with and which we also believe represented how our business model can work in scale, not just on the top line, but throughout the entire business model.

        Well, addressing cash, the second quarter was also very interesting given the event that yes, revenues did fall slightly with the various topics I’ve already addressed, but we also managed to shift to a different business model and cash flows from operating activities actually grew $730,000. With this we also invested $170,000 in investing activities along with $106,000 in capital expenditures.

        So ladies and gentlemen, for the quarter we financially grew our revenues within our key PKI segment; we won additional contracts; we positioned the company with additional partners and opportunities; improved cash and cash equivalents over just the past quarter alone; maintained working capital approximately $3.5 million, incurred no debt, and continue to invest in the company. As we look forward and the marketplace starts picking up, we truly believe that we have built the basic financial infrastructure to take advantage of the market opportunity that we’re witnessing, and that Dan has described in his prior conversations, as well as Steve.

        So thank you gentlemen and ladies. Back to you, Steve.

Steve Komar:   Thank you, Jim and Dan. Hopefully that was a well received summary of our activities over the past 90 days. At this time I think I would like to pass this back to our moderator, Chad, who hopefully can help us open the lines for a question and answer period.

Operator:   Thank you sir. Ladies and gentlemen, if you would like to ask a question, please press the star key followed by the one on your push button phone. If you’d like to decline from the polling process, please press the star followed by the two. You’ll hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. Once again, if you’d like to ask a question at this time, please press the star followed by the one on your touchtone phone. One moment please, for our first question.

        Our first question comes from the line of Jeff Miller with JMG Capital. Please go ahead, sir, with your question.

Jeff Miller:  Thanks. Hi guys.

Steve Komar:  Hi Jeff, how are you doing?

Jeff Miller:   Good. Nice quarter. I know this is kind of the Gobi desert period for you, or was in Q1, but can you go into a little more depth about how many credentials you credentialed this quarter, what are the sizes of the contracts that you won, and can you anticipate in Q3 getting some meaningful jump in credential contracts, you know, in the 10,000 and 20, 30,000 range like you had I think in Q4 ‘06?

Jim McCubbin:   Well, I think Dan and I can probably address that because it really is two questions or a couple of questions in various different areas.

Jeff Miller:   Sure.

Jim McCubbin:   One, we actually didn’t list credential sales because the business segment and what we’ve been doing product wise hasn’t been credential specific. We’ve been expanding our services — servers, boxes and various other tools within our managed services — that’s focused on providing more of a solution. So with that, we did see a jump, a meaningful jump in credentials that will be issued over a period of time as well as in the quarter. So they’re starting to become segmentational within our segmentation, if you can follow that. We do see meaningful growth coming within the segment over the next two quarters and in ‘08, and you know, our partnerships that we’re working on right now, we believe may bear fruit, and us capturing some of those pools of people that I think you may witness, or see first hand, near term, but we can’t really disclose that yet.

        I’m also kind of covering us a little bit on the next two quarters because also from a revenue recognition perspective, some of those partnerships that we have, they drive when we issue or when we stand up the services and it’s not us working alone.

Jeff Miller:  Right.

Jim McCubbin:   So, but we are witnessing us coming out of a fog, like you said, about us and the Gobi desert. We’re very pleased also that we turned around and started focusing on other pools of people, not just HSPD-12, because half of our growth came from what we did in the first quarter.

Jeff Miller:   Right.

Jim McCubbin:   So, which was a…it’s nice being a small company because strategically we could expand and change roles, and you can see alone what that did in the second quarter from the segment. With that, I think I can let Dan try to address any other questions you have within, you know, the thaw and where we are opportunity-wise.

Steve Komar:   Well, I think Dan can talk a little bit to USA to give an indication why the cert count is not as immediately relevant as it has been.

Dan Turissini:   So, a large portion of the revenue for second quarter, and this is where some of this model is changing, two of our new customers, specifically, United States Alliance and our follow-on effort with XTec and the Department of Labor, both of those were sold as provisioning. So in the issuance — where there’s two ways to issue these credentials, where we’re actually doing the manual issuance piece — those two organizations are doing it themselves, so we sold those credentials as a provisioned credential. So the credentials are sold, many of them have been issued, but they also have some time to self-issue the balance, so from our point of view, the machines were provisioned, their licenses were provisioned and that became a sale.

Jeff Miller:   So then going forward how do you get your revenue then from these two new customers if they’re going to be self-credentialing? Is it just because they’re utilizing your services and you have those…

Dan Turissini:   They’re utilizing our backend and they have a licensed managed service agreement. We’re keeping the lights running and we have an annual maintenance cost that is collected each year to keep that system running. And in addition, on the USA side, there was also a big piece of systems engineering work to put their system, their issuance system, their local work stations together that will allow them to do this on an as-required basis. But they procured the credentials, if you will, upfront and procured them as an initial license with an annual maintenance agreement.

Jim McCubbin:   Jeff, that's kind of like the renewal.

Jeff Miller:   Yes. That's great.

Jim McCubbin:   So we just, that way we could also reduce costs dramatically, and increase productivity and profitability within the managed service.

Jeff Miller:   Perfect.

Jim McCubbin:   It scales nice, too.

Jeff Miller:   Exactly, I mean…I think I recall, I don’t have my notes in front of me…but it ramps up as the size of the pool of credential people increases, correct, so…

Jim McCubbin:   Yeah.

Jeff Miller:   Right. Thank you.

Operator:   Thank you. Our next question comes from the line of Ted Karkus with Forrester Financial. Please go ahead with your question.

Ted Karkus:   Greetings, gentlemen. Nice quarter. I think Dan mentioned that there’s six opportunities that you’re going after right now where you know, where the RFPs are out there or where you’re looking at both prime and sub roles. Can you give us a little more detail on that, in terms of how many of them are as prime and how many of them are sub; and the ones where you’re going as prime, if you lose it, could you also end up with sub roles? And the ones where you’re going after as prime and secondary…can you break it down between what’s HSPD-12 and what is isn’t HSPD-12?

Dan Turissini:   We are in a sub role in all of them. We are in a prime role right now, probably we’re considering four of them, working on four of them as a prime role. All four of them are specific to HSPD-12, including another GSA; OCI; Office of CIO Environment; DHS has come out with an RFP, I forget the other two. And then we have two commercial that are commercial/government if you will. They are, one is FIXs related — that is to provide cards and credentials to access government resources — and then the other one is an out-shoot of our health information services pilot that we did last year. They are at various levels of credential sizes ranging from the 30- to 50,000 all the way up to a million over a five year period. And they are also various models, including soup-to-nuts issuance, where we do the whole nut, and that’s where we’re in mostly in the sub role. And then there’s some that are the model that we just spoke of, where we do the provisioning and the training for the entity to do its own local issuance.

Ted Karkus:   Okay. It sounds like, you know, I’ve been following the company for a while now. Obviously we’re moving away from just talking about credentials now. We’re talking about where the revenue streams are going to come from, the cash flow is going to come from, the earnings are going to come from, in the future. Can you give us an idea, you said 30- to 50,000 on some of the smaller ones, up to a million over five years? That’s the credentials you’re talking about, up to a million credentials?

Dan Turissini:   A million users.

Ted Karkus:   End users, okay. Do you have idea of what kind of revenues we’re talking about with these? And actually, my real question was, do you have an idea, has your model changed in terms of what you think the credentials are going to sell for?

Dan Turissini:   No, as I said in the past, the finite cost of the credential is going to be level-loaded. There’s going to be, the cost of the credential to the end user, or to the person who’s buying if you will, is going to be between $50 and $100. There is a big portion of that front end issuance piece which is very labor intensive, that when pulled out of that cost, may lower the cost, or the price if you will, to us, but will not move very much to grade the profitability of the credential. In other words, it might go down to $30, $40 a person say, but we’re still going to see the $20 to $30 profitability in there. And that’s in general terms.

        In the larger environments, we are seeing that there is going to be a bigger desire to have the back-end provisioned and to let the people they already have doing similar things, like in HR and security, do the vetting and the credentialing. So, you know, that’s manpower we don’t have to put out there. But that has, and it has been evidenced in both USA and a couple of other projects, where it has come back, if you will, in the training and the engineering piece because you can’t just say, here’s a box, go forth and do. So we are getting, if you will, additional requests for follow-on work, for training and systems engineering, and putting this, their internal processes together.

        I will let you know we are planning, I won’t tell you the specifics, but we are planning a release on a project and we see it, we’re seeing opportunities in this one case, up to $25 million over the next five years. So there is a substantial opportunity. This opportunity that we’re going to announce in a week or so will provide not only a short-term increase in revenue, but as the outgoing people are increasing the issuance, an increase over the years in the annuity.

Ted Karkus:   So, just so I understand this, it sounds like...

Jim McCubbin:   He didn't say anything Ted.

Ted Karkus:   I'm sorry?

Jim McCubbin:   He just was speaking in general terms.

Ted Karkus:   No, that’s fine; I don’t care about that, that’s not what I’m getting at. The, it sounds like, I don’t want to use the word sea change but it almost sounds like it’s a sea change going on in the business model between issuing credentials and now doing some of the training and engineering and…then where does the annuity come from? Does it come from managing the credentials after they’re issued, or could you explain that to me a little bit better?

Jim McCubbin:   The backend…the big piece of this has always been the backend life-cycle management of the credential and that trusted server in the back.

Ted Karkus:   Right.

Jim McCubbin:   The additional stuff, if you will, like actually handing the card to a person or handing the credential to a person, although it may provide additional revenue, was not the place where we were making money.

Ted Karkus:   Okay.

Steve Komar:   I think Ted, the only comment I would add to that is I think number one is it’s perceptive that you picked that up just from this quick conversation but the reality is there is some change in the revenue dynamic going on, but we don’t think it’s a sea change per se. It’s a change in mix, but we do not see that as detrimental to our original set of projections.

Ted Karkus:   Okay. And I’m, I don’t know if you want to go into, if I could ask one or two more quick questions. Just in terms of the size of these six opportunities, could you put that in perspective in terms of total numbers that you’re going after or how big the numbers could be?

Dan Turissini:   Like I said, of the six, there's two or three that are in the 30-, 50- to 100,000 range.

Ted Karkus:   All those with credentials.

Dan Turissini:   For credentials, and, well then there’s two or three that over a five year period we’re looking at a minimum million, up to several million credentials.

Ted Karkus:   And these six opportunities will be award over the next six months?

Dan Turissini:   That’s our hope.

Ted Karkus:   Okay, and then into next year in terms of HSPD-12 actually rolling out the way we thought it was going to — do you have a better idea of when the flood gates start?

Dan Turissini:   HSPD-12 is going to be an insignificant piece of this going forward model. We’re seeing a lot more interest from the first responders, from the medical community. HSPD-12 is happening and it’s moving along, but I think it’s going to move along at a much slower pace than the rest of this environment and is going to end up being not as significant.

Ted Karkus:   Okay.

Jim McCubbin:   That was one of the reasons we based — that was one of the reasons in the first quarter when we were looking at everything stalling, where we looked at where people were kind of getting ahead. And when we started first hand realizing that these other pools of people were not going to be lagging, but actually leading, that’s when we jumped and changed our strategy slightly and our mix, to go after these pools before other people could even realize it.

Ted Karkus:   Right. Thank you very much.

Steve Komar:   Thank you, Ted.

Operator:   Thank you, sir. Once again ladies and gentlemen, if you’d like to ask a question, please press the star followed by the one on your touchtone phone. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

        We have a question from the line of Frank Bianca with Argent. Please go ahead with your question.

Frank Bianca:   Hey guys, I’ve got three actually. First is, you mentioned that you’re seeing activity pick up. Can you just give more color as to what might be triggering that? Do you want the other questions as well?

Dan Turissini:   I’ll start with that. On the, we’re seeing a lot more activity on the DOD side because recently they have set up a couple — or locked down if you will — a couple of broad area databases which are focused on contractor performance reporting. And it’s basically some of the things you need to report on your government contracts prior to getting paid. So there’s a big incentive to do it. They’ve shut down user name and password access recently and only accepting ECA and for DOD folks of course, DOD certificates to access these websites.

Frank Bianca:   So the interest is coming from the contractors is it, on here?

Dan Turissini:   It's coming from the contractors and being promulgated by the Department of Defense.

Frank Bianca:   Gotcha. And then can you just touch on the funding outlook, or is that not a material issue now that you sort of just changed the way you’re going about your business.

Dan Turissini:   Funding for the…

Frank Bianca:   Yeah, the government.

Jim McCubbin:   The government.

Frank Bianca:   Yeah, government wide, yes, please.

Jim McCubbin:   Well we’re in the same boat from government piece as we were a couple of months ago. They’re still scrambling right now with war initiatives. If you walk around town and you ask the question, the end of year money is not showing up yet. So government spending itself is not flowing like we would have hoped it would and that’s what’s basically slowed down the HSPD-12. Now on the other front though, commercially, there are a lot of grants out there in local and state governments, and a lot of money is moving in that direction, which is really bringing up that first responder and this commercial activity.

Frank Bianca:   Gotcha. Then you also, you mentioned acquisitions in your opening remarks. Can you just talk a little bit about you know, what kind of size you might be looking at, and potentially how you might fund these. You know, are you guys going to come back to the market any time soon?

Steve Komar:   Frank, I’m going to be the bad guy on this. I hope you don’t mind, but I don’t think we really can give you any guidance. I can, I, the one thing I can say is that we’re active in that market, we are looking at opportunities and I really don’t think we’re in a position to share any more than that right now. You have my apologies.

Frank Bianca:   I understand. Let me ask you this then, would, you know, the stock where it is, would you be comfortable issuing stock out here?

Steve Komar:   I really can't say, Frank.

Frank Bianca:   Sure. Thanks.

Steve Komar:   Sorry.

Jim McCubbin:   Hey, Frank, it’s Jim. As we’ve always said in looking at acquisitions, we’d only do something strategic in nature and also accretive. We would never put anybody — since we’re all here, large shareholders just at this table — on this side of events, we’re not going to dilute ourselves. Okay, and I think that’s where you going at that. And we’re in no panic or rush to out and acquire anything. So we’ve been saying that we saying that we would look at things all along, we always will look at things all along, okay, but it is going to be a strategic in nature, and it’s going to have to offer the growth opportunities that we offer internally. Okay?

Frank Bianca:   Okay, thank you.

Steve Komar:   Thanks a lot.

Operator:   Thank you sir. Once again ladies and gentlemen, if you’d like to ask a question, please press the star followed by the one on your touchtone phone. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

        We have no further questions at this time. I’ll turn back over to management for any closing remarks.

Steve Komar:   Thank you Chad, appreciate it. And again my thanks and Jim and Dan’s thanks as well to the participants for your continued attention and interest in (inaudible) WidePoint and we look forward to being with you 90 days from now and talking to you about the fulfillment of several of the things that we’ve indicated are the current trends today. We look forward to that and we thank you again for your time and attention.

Operator:   Ladies and gentlemen, this concludes the WidePoint Corporation second quarter conference call. You may now disconnect. Thank you for using ACT.